Exhibit 99.1

NEWS RELEASE

Contacts:

Francesca DeMartino	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-2029	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic Announces the Upsizing of its Maximum Tender Offer to up to $4.35 billion for Certain Outstanding Debt Securities Issued by Medtronic, Inc., Medtronic Global Holdings S.C.A. and Covidien International Finance S.A.

DUBLIN – June 25, 2019—Medtronic plc (the “Company”) (NYSE: MDT) today announced the upsizing of the previously announced cash tender offer (the “Maximum Tender Offer”) by its wholly-owned indirect subsidiaries, Medtronic, Inc., Medtronic Global Holdings S.C.A. (“MGH”) and Covidien International Finance S.A. (“CIFSA” and, together with Medtronic, Inc. and MGH, the “Offerors”) for up to $3.0 billion combined aggregate purchase price (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding fees and expenses related to the tender offers) of certain series of outstanding senior notes that are subject to the Maximum Tender Offer (collectively, the “Maximum Tender Offer Notes”) as set forth in the Offer to Purchase, dated June 24, 2019 (the “Offer to Purchase”). The Offerors are increasing the aggregate maximum purchase price from $3.0 billion to $4.35 billion (the “Aggregate Maximum Purchase Price”). The other terms of the tender offers (the “Any and All Tender Offer” and, together with the Maximum Tender Offer, the “Tender Offers”) for any and all of the approximately $1.175 billion in aggregate principal amount of the other two series of notes of the Offerors described in the Offer to Purchase (the “Any and All Notes” and, collectively with the Maximum Tender Offer Notes, the “Notes”) remain unchanged. The Offerors reserve the right, subject to applicable law, to further increase or waive the Aggregate Maximum Purchase Price or the Series Tender Caps.

The Offerors’ acceptance of the Notes is subject to a financing condition that the Offerors shall have closed one or more debt financings resulting in net proceeds to the Offerors in an amount not less than the amount required, upon the terms and subject to the conditions of the applicable Tender Offer, to purchase all the Notes validly tendered and accepted for purchase in the Tender Offers and to pay accrued interest thereon and fees and expenses associated therewith. The Company separately announced today that it had priced a registered public offering of €5.0 billion of senior notes, which is expected to close, subject to customary closing conditions, on July 2, 2019, the proceeds of which would be used to purchase Notes in the Tender Offers.

Information Relating to the Tender Offers

Barclays Capital Inc., BofA Merrill Lynch and Goldman Sachs & Co. LLC are acting as the dealer managers (the “Dealer Managers”) for the Tender Offers. The information agent and tender agent is Global Bondholder Services Corporation (“Global Bondholder”). Copies of the Offer to Purchase and related offering materials are available by contacting Global Bondholder at (866) 470-4200 (U.S. toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Tender Offers should be directed to Barclays Capital Inc., Liability Management Group at (212) 528-7581 (collect) or (800) 438-3242 (toll free), BofA Merrill Lynch, Liability Management Group, at (980) 387-3907 (collect) or (888) 292-0070 (toll-free) or Goldman Sachs & Co. LLC at (212) 357-0215 or (800) 828-3182 (toll free).

None of the Offerors, the Company or their affiliates, their respective boards of directors or managing members, the Dealer Managers, Global Bondholder or the trustee with respect to any series of Notes is making any recommendation as to whether holders of Notes should tender any Notes in response to any of the Tender Offers, and neither the Offerors nor any such other person has authorized any person to make any such recommendation. Holders of Notes must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

The full details of the Tender Offers, including complete instruction on how to tender Notes, are included in the Offer to Purchase. The Offer to Purchase contains important information that should be read by holders of Notes before making a decision to tender any Notes. The Offer to Purchase may be downloaded from Global Bondholder’s website at http://www.gbsc-usa.com/Medtronic/ or obtained from Global Bondholder, free of charge, by calling toll-free at (866) 470-4200 (bankers and brokers can call collect at (212) 430-3774).

About Medtronic

Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies—alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

This press release contains forward-looking statements that are not historical in nature. Such forward-looking statements are subject to risks and uncertainties, including the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the Company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the Company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. None of Medtronic plc, MGH, Medtronic, Inc., or Covidien International Finance, S.A. undertakes to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

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